PROPANE SUPPLY AGREEMENT
By and between
SEMSTREAM, L.P.
and
ENERGY WEST PROPANE, INC.
Effective April 1, 2005

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Table of Contents
(continued)
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PROPANE SUPPLY AGREEMENT
     THIS PROPANE SUPPLY AGREEMENT is made effective the 1st day of April, 2005, by and between SEMSTREAM, L.P., a Delaware limited partnership (“SemStream”), and ENERGY WEST PROPANE, INC., d/b/a Rocky Mountain Fuels, a Montana corporation (“Rocky Mountain”).
RECITALS:
     A. SemStream is commercial supplier of Propane (hereinafter defined);
     B. Rocky Mountain is an end user of Propane and requires Propane for operation of its Payson Utility Site (hereinafter defined); and
     C. Rocky Mountain desires to acquire Propane from SemStream and have such Propane stored at the Adamana Facility (hereinafter defined) and the Bumstead Facility (hereinafter defined) until delivery to the Payson Utility Site or have such Propane delivered directly to the Payson Utility Site.
     NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by SemStream and Rocky Mountain, and intending to be legally bound, SemStream and Rocky Mountain agree as follows:
1. DEFINITIONS
     1.1 Defined Terms. The following definitions shall, for all purposes, unless clearly indicated to the contrary, apply to the capitalized terms used in this Agreement:
     “Adamana Faciltiy” means that certain Propane storage facility owned by Ferrellgas North America and/ or its Affiliates located at or near Adamana, AZ of which Rocky Mountain has certain Propane storage rights at such facility pursuant to the Ferrell Lease.
     “Adequate Assurance of Performance” has the meaning set forth in Section 7.1.
     “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such other Person at the time at which the determination of affiliation is made. The term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or other ownership interests, by contract or otherwise.
     “Agreement” means this Propane Supply Agreement, together with any and all exhibits attached hereto, as it may be amended, supplemented, or restated from time to time in accordance with the provisions hereof.

     “Amerigas Lease” means that certain Contract Number T2005-12 Propane Storage Agreement by and between SemStream and Amerigas Propane, L.P. dated April 15, 2005.
     “Bumstead Facility” means that certain Propane storage facility owned by Amerigas Propane, L.P. and/ or its Affiliates located at or near Bumstead, AZ of which SemStream has certain Propane storage rights at such facility pursuant to the Amerigas Lease.
     “Business Day” means any Day other than a Saturday, a Sunday or a Day on which banks in the State of Oklahoma are authorized or obligated by Law or executive order to close.
     “Commercially Reasonable Efforts” shall mean actions which are generally accepted within the Propane industry as reasonable efforts by parties to a contract to effectuate or accommodate transactions between willing buyers and sellers. However, Commercially Reasonable Efforts shall not require a Party to agree to any request from the other Party that may create or cause a material adverse impact on the non-requesting Party.
     “Day” means the period of time commencing at 0700 hours on one day and running until 0700 hours on the next day, according to Tulsa, Oklahoma, local time.
     “DOT” means the United States Department of Transportation.
     “Effective Date” means April 1, 2005.
     “Event of Force Majeure” has the meaning given in Section 9.1.
     “Ferrell Lease” means that certain Ferrell North America Lease Agreement by and between Ferrell North America and Rocky Mountain dated March 10, 2004.
     “Gallon” means a United States gallon of two hundred thirty-one (231) cubic inches of liquid at sixty (60) Degrees Fahrenheit, and at the equivalent vapor pressure of the liquid.
     “Governmental Authority” means any government, any governmental administration, agency, instrumentality or other instrumentality or other political subdivision thereof or any court, commission or other governmental authority of competent jurisdiction.
     “Governmental Authorizations” means all licenses, permits, certificates and other authorizations and approvals of or issued by any Governmental Authority required with respect to either Party hereto, to perform its respective obligations hereunder.
     “Interest Rate” shall mean the lower of (i) an annual percentage equal to the New York prime rate quoted in the most recently published Wall Street Journal plus two percent (2%), or (ii) the maximum rate allowed by law.
     “Law” means all constitutions, laws (including common law), treaties, statutes, orders, decrees, rules, injunctions, licenses, permits, approvals, agreements, regulations, codes, and ordinances issued by any Governmental Authority, and including judicial or administrative orders, consents, decrees, and judgments, and all published directives, guidelines, governmental authorizations, requirements or other governmental restrictions which have the force of law, and determinations by, or interpretations of any of the foregoing by any Governmental Authority having jurisdiction over the matter in question and binding on a given Person, whether in effect as of the date hereof or thereafter and, in each case, as amended.
     “Notice” means any notice, request, instruction, correspondence, or other communication permitted or required to be given under this Agreement in accordance with Section 13.1 hereof.
     “Parties” means SemStream and Rocky Mountain, collectively.
     “Party” means SemStream or Mountain, individually.
     “Payson Utility Site” means those certain Propane utility storage facilities owned by Rocky Mountain and its Affiliates located at or near Payson, AZ.
     “Person” means, without limitation, an individual, corporation (including a non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or governmental body, and shall include any successor (by merger or otherwise) of such entity.
     “Propane” means propane that conforms to the Gas Processors Association Specification for Commercial Propane in effect at the time of receipt or delivery..
     “Rocky Mountain” has the meaning set forth in the introductory paragraph hereof.
     “SemStream” has the meaning set forth in the introductory paragraph hereof.
     “SemStream’s Parent” means SemGroup, L.P, an Oklahoma limited partnership.
     “Year” means a period of three hundred sixty-five (365) consecutive Days, and it shall also include each successive three hundred sixty-five (365) Day period during the term hereof; provided, however, that any Year which contains a date of February 29 shall consist of three hundred sixty-six (366) Days.
     1.2 Other Defined Terms. Other terms may be defined elsewhere in this Agreement and, unless otherwise indicated, shall have such meanings throughout this Agreement.
     1.3 Terms Generally. The definitions in this Agreement shall apply equally to both singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine or neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”
2. DELIVERIES AND SALES
     2.1 Price Quotes. SemStream on each Business Day during the Term hereof will give Rocky Mountain a price quote for Propane on per Gallon basis to be sold and stored at the Adamana Facility and the Bumstead Facility or for Propane to be sold and delivered to the Payson Utility Storage. Such price quotes given pursuant to this Section 2.1 shall also provide the method of transportation, the amount of Propane available for purchase and the date of delivery for such Propane.
     2.2 Purchases. Should Rocky Mountain desire to purchase Propane pursuant to a quote given pursuant Section 2.1 hereof, Rocky Mountain shall deliver to SemStream on the Day such quote is given a written confirmation confirming the purchase of and specifying the location of delivery, the amount and the method of transportation of such Propane to be purchased.
     2.3 Delivery of Propane. All deliveries of Propane purchased hereunder will be delivered to either the Adamana Facility, the Bumstead Facility or the Payson Utility Site.
     2.4 Title. Title to Propane purchased hereunder shall pass from SemStream to Rocky Mountain upon delivery of the Propane to the Adamana Facility, the Bumstead Facility or the Payson Utility Site (if delivered directly from a source other than the Adamana Facility or the Bumstead Facility), as applicable.
     2.5 Measurement of Deliveries. All deliveries and sales hereunder shall be made in Gallons. Gallons of Propane delivered by SemStream to Rocky Mountain shall be measured by the meters at the Adamana Facility, the Bumstead Facility or the Payson Utility Site. Readings by such meters shall be conclusive of volumes delivered and sold.
     2.6 Transportation and Storage Costs; Capital Charge and Handling Charges. In addition to the prices quoted in Section 2.1 hereof for Propane purchased by Rocky Mountain hereunder, Rocky Mountain shall pay the following additional charges to SemStream:
     (a) Propane Stored at the Adamana Facility and the Bumstead Facility. For Propane purchased by Rocky Mountain that is stored at the Adamana Facility or the Bumstead Facility, Rocky Mountain shall pay the following additional charges:
     (i) SemStream’s transportation, equipment and storage costs, including its costs under the Amerigas Lease, to transport and store such Propane to the Adamana Facility or the Bumstead Facility, as applicable;
     (ii) a monthly capital charge based on a 7.75% annualized rate of return applied to the average capital invested during each month the term hereof by SemStream in propane residing in the Adamana Facility and Bumstead Facility in the name of or on account for Rocky Mountain;
     (iii) a $0.005 per Gallon handling and administrative charge for Propane sold hereunder.
     (b) Propane Delivered Directly to the Payson Utility Site. For Propane purchased by Rocky Mountain that is delivered directly to the Payson Utility Site from a supply source other than the Adamana Facility or the Bumstead Facility, Rocky Mountain shall pay the following charges:
     (i) for Propane purchased during the months of April through September a $0.00375 per Gallon handling and administrative charge; and

     (ii) for Propane purchased during the months of October through March a $0.00625 per Gallon handling and administrative charge.
3. SCHEDULING AND NOMINATIONS
     (a) Confirmations. All purchases on behalf of Rocky Mountain by SemStream under this Agreement shall be authorized in advance by Rocky Mountain or its authorized agents. Such authorization may be provided verbally but shall be binding upon Rocky Mountain only if written confirmation of any such verbal authorization is provided to Rocky Mountain by SemStream within a commercially reasonable period of time.
     (b) Railcar Movements. During the term of this Agreement, all deliveries of Propane by railcars to and from the Adamana Facility and the Bumstead Facility and to the Payson Storage Facility shall be scheduled and nominated by SemStream. Rocky Mountain shall take all necessary steps under the Ferrellgas Lease so that SemStream may nominate and schedule deliveries of Propane to and from the Adamana Storage Facility by railcar.
     (c) Truck Shipments. During the term of this Agreement, all shipments of Propane by truck to the Adamana Facility and the Bumstead Facility or deliveries by truck to the Payson Utility Storage from other locations shall be scheduled and nominated by Rocky Mountain. SemStream shall take all necessary steps under the Amerigas Lease so that Rocky Mountain are delivered from storage into the trucks arranged for by Rocky Mountain for subsequent delivery to Payson Storage Facility..
     (d) Storage Leases. In addition to the above provisions regarding scheduling and nominations of Propane purchased hereunder, SemStream and Rocky Mountain hereby acknowledge that all scheduling and nominations of Propane delivered and stored at the Adamana Storage Facility shall be done in accordance with the Ferrellgas Lease and that all scheduling and nominations of Propane delivered and stored at the Bumstead Storage Facility shall be done in accordance with the Amerigas Lease.
4. STORAGE MANAGEMENT
     4.1 Adamana Inventory Reports. During the term hereof, Rocky Mountain shall direct Ferrellgas to deliver to SemStream on each Day inventory reports that details the amount of Propane delivered to the Adamana Storage Facility, whether by rail or truck, and the amount of Propane lifted from the Adamana Storage Facility whether by rail or truck on the preceding Day.
     4.2 Monthly Certification. During the term of this Agreement, SemStream shall provide with monthly reports detailing the amounts of Propane stored at the Adamana Storage Facility and the Bumstead Storage Facility on behalf of Rocky Mountain. Such reports shall also detail the volumes of Propane delivered to and from the Adamana Storage Facility and the Bumstead Storage Facility. The reports described in this Section 4.2 shall be delivered by SemStream to Rocky Mountain on or before the fifteenth (15th) Day of the month following the month in which such report pertains.

5. INVOICING AND PAYMENT
5.1 Invoicing.
     (a) Adamana Storage Facility and the Bumstead Storage Facility. For Propane purchased by Rocky Mountain hereunder and delivered to the Adamana Storage Facility and the Bumstead Storage Facility, SemStream shall deliver invoices to Rocky Mountain for all sales and deliveries of such Propane on the Day following the Day in which such Propane is pulled from the Adamana Facility and the Bumstead Facility to be delivered to the Payson Utility Site. For purposes of this Section 5.1(a), Propane will be deemed to pulled on a “first in- first out basis,” i.e. Propane purchased by Rocky Mountain on earlier date shall be pulled prior to Propane purchased on a later date.
     (b) Propane Delivered to the Payson Utility Storage. For Propane purchased by Rocky Mountain hereunder and delivered to the Payson Utility Site from a supply source other than the Adamana Storage Facility and the Bumstead Storage Facility, SemStream shall deliver invoices to Rocky Mountain for all sales and deliveries of such Propane on the Day following the Day in which such Propane is delivered from such supply source.
     (c) Other Charges. For the charges described in Section 2.6, SemStream shall deliver an invoice to Rocky Mountain on or before the fifteenth (15th) Day the month following the month in which such charges were incurred.
     5.2 Method of Payment. Rocky Mountain shall pay all invoices delivered hereunder by wire transfer, or Automated Clearing House (“ACH”) Electronic Fund Transfer (“EFT”), as shall be mutually agreed upon by the Parties. All such payments must be received by SemStream’s designated depository institution no later than ten (10) Days after Rocky Mountain’s receipt of such invoices, unless otherwise mutually agreed by the Parties.
     5.3 Late Payment. Rocky Mountain shall pay all invoiced amounts in accordance with the remittance terms set forth in this Article 5 and if any such amounts are not paid by Rocky Mountain within the time above provided, they will be considered overdue, and SemStream shall then have the right to assess finance charges on such overdue amounts, at the Interest Rate currently in effect.
6. TERM OF AGREEMENT
     6.1 Term. Unless terminated in accordance with other provisions hereof, this Agreement shall remain in force for a period of one (1) year commencing on the Effective Date and continuing Year to Year thereafter until terminated effective as of the end of said one Year period or the end of any Year thereafter by either Party giving not less than ninety (90) Days prior written notice to the other Party.
     6.2 Survival. All obligations, promises and agreements of the Parties that expressly or by their nature survive the expiration or termination of this Agreement, including but not limited to each of the Party’s monetary obligations herein, and each of the Party’s indemnification obligations set forth in Section 13 herein, shall continue in full force and effect subsequent to and notwithstanding expiration or termination until they are satisfied, or by their nature expire.
7. FINANCIAL RESPONSIBILITY.
     7.1 Adequate Assurance. If either Party (“X”) has reasonable grounds for insecurity regarding the performance of any obligation under this Agreement (whether or not then due) by the other Party (“Y”) (including, without limitation, the occurrence of a material change in the creditworthiness of Y), X may demand Adequate Assurance of Performance. “Adequate Assurance of Performance” shall mean sufficient security in the form, amount and for the term reasonably acceptable to X, including, but not limited to, a standby irrevocable letter of credit, a prepayment, a security interest in an asset or a performance bond or guaranty (including the issuer of any such security).
     7.2 Termination. In the event (each an “Event of Default”) either Party (the “Defaulting Party”) shall: (i) make an assignment or any general arrangement for the benefit of creditors; (ii) file a petition or otherwise commence, authorize, or acquiesce in the commencement of a proceeding or case under any bankruptcy or similar law for the protection of creditors or have such petition filed or proceeding commenced against it; (iii) otherwise become bankrupt or insolvent (however evidenced); (iv) be unable to pay its debts as they fall due; (v) have a receiver, provisional liquidator, conservator, custodian, trustee or other similar official appointed with respect to it or substantially all of its assets; (vi) fail to give Adequate Assurance of Performance under Section 7.1 within 48 hours but at least one Business Day of a written request by the other Party; or (vii) not have paid any amount due the other party hereunder on or before the second Business Day following written Notice that such payment is due; then the other party (the “Non-Defaulting Party”) shall have the right, at its sole election, to immediately withhold and/or suspend deliveries or payments upon Notice and/or to terminate and liquidate the transactions under this Agreement, in addition to any and all other remedies available hereunder.
8. INSURANCE.
     8.1 Amounts. Eachof the parties hereto will obtain and maintain in full force and effect during the term of this agreement: (a) worker’s compensation insurance complying with applicable law and employer’s liability insurance with limits of $1,000,000 each accident, $1,000,000 disease each employee, and $1,000,000 disease policy limit; (b) commercial or comprehensive general liability insurance on an occurrence form with a combined single limit of $1,000,000 each occurrence, and annual aggregates of $1,000,000, for bodily injury and property damage, including coverage for blanket contractual liability, broad form property damage, personal injury liability, independent contractors, products/completed operations, and sudden and accidental pollution, and, where applicable, the explosion, collapse, and underground exclusion will be deleted; (c) automobile liability insurance complying with applicable law with a combined single limit of $1,000,000 each occurrence for bodily injury and property damage to include coverage for all owned, non-owned, and hired vehicles; and (d) excess or umbrella liability insurance with a combined single limit of $1,000,000 each occurrence, and annual aggregates of $1,000,000, for bodily injury and property damage covering excess of the required employer’s liability insurance, commercial or comprehensive general liability insurance, and automobile liability insurance.
     8.2 Waiver of Subrogation; etc. Each of the Parties hereby waives its rights, and the insurance coverage obtained to comply with the provisions of this Section shall provide that the respective underwriters also waive their rights, of subrogation against each other Party. Such waiver shall also extend to the subsidiaries and Affiliates (as hereinafter defined) of the parties and their respective officers, directors, agents and employees. The policies described in clauses (b), (c) and (d) above and the policy described in the immediately preceding paragraph will name the other Parties hereto, its Affiliates and their respective equity holders, officers, directors, employees and agents as additional insureds and will include an amendment stating the insurance is primary insurance with respect to the other Parties hereto, its Affiliates and their respective equity holders, officers, directors, employees and agents, and any other insurance maintained by such other Party and/or its Affiliates is excess and not contributory with this insurance. Each Party will provide the other Parties hereto certificates showing evidence of the required insurance coverage as of the Effective Date of this Agreement. The required limits are minimum limits and will not be construed to limit the Parties’ liability. Each Party will bear the cost of its respective insurance policies required above. For purposes of this Agreement, “Affiliate” means, with respect to any entity, any other entity controlling, controlled by or under common control with such entity, whether directly or indirectly through one or more intermediaries. As used in the preceding definition, “control” and its derivatives mean legal, beneficial or equitable ownership, directly or indirectly, of more than fifty percent (50%) of the outstanding voting capital stock (or other ownership interest, if not a corporation) of an entity or management or operational control over such entity.
9. FORCE MAJEURE
     Neither Party shall be liable to the other Party for any demurrage, loss or damage resulting from any delay or failure to make or accept deliveries caused by or arising out of acts of God, the elements, wars, public disorders, storms, sabotage, strikes, labor difficulties, governmental pro-ration or regulations, when raw materials or supplies are interrupted, unavailable, or in short supply, and/or any other cause beyond such Party’s commercially reasonable control (any such event, herein “Force Majeure”). In the event that a Party gives Notice and an explanation of such Force Majeure event to the other Party within a reasonable time after the occurrence of such Force Majeure event, the obligations of the parties shall be suspended from the date of such Force Majeure event and for the continuance of any inability to perform so caused. Without limiting the foregoing, SemStream shall not be required to use efforts in excess of Commercially Reasonable Efforts to remove such cause or replace the affected source of supply of Propane if it shall involve additional capital expense or a material departure from SemStream’s normal procedures. Rocky Mountain and SemStream specifically agree that nothing contained in this Section 8 shall be construed to relieve either Party of their respective obligations to promptly pay monetary obligations of the other Party, pursuant to the terms and conditions herein. In the event that any such Force Majeure event occurs, provided that SemStream exercises Commercially Reasonable Efforts to develop an allocation method that allocates to Rocky Mountain at least the pro-rata quantity of Propane as a result of sales and deliveries of Propane by Rocky Mountain to its customers, SemStream may allocate its available supplies of Propane among its customers in such manner, and at such time, as SemStream may determine, and it shall not be obligated to purchase other supplies of Propane or to in any way make up any Propane not delivered to Rocky Mountain, and shall have no liability to Rocky Mountain for any loss or damage claimed by Rocky Mountain as a result of such an allocation.
10. WARRANTIES AND DISCLAIMER
     SemStream warrants that it will convey good title to the Propane sold and delivered hereunder, free and clear of any and all liens, claims, security interests, restrictions, and encumbrances; that such Propane shall have been produced, sold and delivered in full compliance with all applicable Laws; that such Propane shall contain no deleterious substances or concentrations of any contaminants that may make the Propane or any of its components commercially unacceptable for the general industry use and application of Propane; that such Propane shall be merchantable; and that such Propane shall be in compliance with specifications for commercial Propane and/or HD-5 Propane as defined by the Gas Processors Association in effect at the time of delivery of Propane. The foregoing warranties are exclusive of all other warranties, whether written, oral or implied, and except for the foregoing, SEMSTREAM MAKES NO WARRANTIES OF ANY KIND AS TO THE PROPANE DELIVERED TO ROCKY MOUNTAIN UNDER TERMS OF THIS AGREEMENT, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE.
11. ODORIZATION
     Unless otherwise directed in writing by Rocky Mountain, all of the Propane sold and delivered hereunder shall be stenched (i.e. odorized) with at least the minimum amount of ethyl mercaptan required by the DOT and the requirements of the state where the Propane is delivered, as applicable on the date of such delivery. Rocky Mountain acknowledges and specifically represents and warrants to SemStream that Rocky Mountain is familiar with properties and characteristics of odorized Propane (including but not limited to the phenomenon of “odor fade,” which may result when the intensity of the ethyl mercaptan odorant in odorized Propane fades due to chemical oxidation, adsorption, or absorption, the fact that some people have nasal perception problems and may not be able to smell the odorant, the fact that other odors may mask or hide the odorant, and the fact that the odorant most likely will not awaken a sleeping person), hazards and risks associated with handling and use of Propane, and appropriate methods of safely using and handling odorized Propane. Rocky Mountain agrees that SemStream shall have no responsibility to ensure that the Propane delivered hereunder remains properly odorized after delivery of title to, and risk of loss associated with, such Propane to Rocky Mountain.

12. INDEMNIFICATION
     12.1 SemStream’s Indemnification of Rocky Mountain. SemStream agrees that it shall defend, indemnify, and hold harmless Rocky Mountain and its respective directors, governors, officers, managers, agents, employees, and Affiliates, and the successors and assigns of each of the foregoing, and each of their respective insurers, from and against any and all claims, demands, damages, losses, liabilities, causes of action, judgments, fines, assessments (including penalties and/or interest), costs and expenses of any kind or nature, including attorneys’ fees and costs and expenses of litigation, and court costs (including attorneys’ fees and costs and expenses of litigation and court costs incurred in enforcing this provision), without regard to amount, for damages to, or loss of property, or injury to, or death of, any person or persons, including without limitation persons employed or engaged by Rocky Mountain, caused by or arising or resulting from, whether directly or indirectly, (i) SemStream’s use or handling of Propane prior to delivery of Propane to Rocky Mountain, and/or (ii) SemStream’s breach of any of its representations, warranties, agreements, or obligations set forth in this Agreement, and/or (iii) SemStream’s failure to comply with any applicable federal, state or local laws, ordinances, orders, permits, rules, and regulations with regard to SemStream’s activities relating to SemStream’s use or handling of Propane prior to delivery of Propane to Rocky Mountain.
     12.2 Rocky Mountain’s Indemnification of SemStream. Rocky Mountain agrees that it shall defend, indemnify and hold harmless SemStream, SemStream’s Parent, and their respective directors, officers, agents, employees, partners, members, managers and Affiliates, and the successors and assigns of each of the foregoing, and each of their respective insurers, from and against any and all claims, demands, damages, losses, liabilities, causes of action, judgments, fines, assessments (including penalties and/or interest), costs and expenses of any kind or nature, including attorneys’ fees and costs and expenses of litigation and court costs (including attorneys’ fees and costs and expenses of litigation and court costs incurred in enforcing this provision), without regard to amount, for damages to, or loss of property, or injury to, or death of, any person or persons, including without limitation persons employed or engaged by SemStream, caused by or arising or resulting from, whether directly or indirectly, (i) the delivery, storage, transportation, handling and/or use of the Propane by Rocky Mountain, its Customers or any other persons whomsoever, after delivery of the Propane by SemStream to Rocky Mountain, and/or (ii) Rocky Mountain’s breach of any of its representations, warranties, agreements, or obligations set forth in this Agreement, and/or (iii) the failure of Rocky Mountain or any other persons whomsoever, to comply with any applicable federal, state or local laws, ordinances, orders, permits, rules, and regulations with regard to delivery, storage, transportation, handling or use of the Propane by Rocky Mountain after delivery of the Propane by SemStream to Rocky Mountain.
     12.3 Comparable Fault. In the event that any damages, injuries, or death that are covered by indemnification provisions set forth in Sections 11.1 and 11.2, are caused by, or arising or result from, both SemStream’s and Rocky Mountain’s intentional and/or unintentional acts, SemStream and Rocky Mountain agree that their indemnification obligations shall be construed in light of the comparable fault laws in the state set forth in Section 12.2 herein.

13. GENERAL
     13.1 Notice. All Notices given under or in relation to this Agreement shall be in writing and shall be delivered personally (with written confirmation of receipt), mailed by certified United States mail (postage prepaid, return receipt requested), or sent by facsimile (with written confirmation of receipt), in each case to the appropriate address and facsimile numbers set forth below:

If to Rocky Mountain:	If to SemStream:

Energy West Propane, Inc dba Rocky Mountain Fuels 200 West Longhorn Payson, Arizona 85541 Attn: Douglas Mann Telephone: (928) 474-2294 Facsimile: (928) 474-0909	SemStream, L.P. 6120 South Yale Ave, Suite 700 Tulsa, OK 74136 Attn: Vice President Telephone: (918) 388-8100 Facsimile: (918) 388-8283

With a copy to:	With a copy to:

Energy West Propane, Inc dba Rocky Mountain Fuels #1 First Ave. South Great Falls, Montana 59401-2229 Attn: John C. Allen Telephone: (406) 791-7505 Facsimile: (406) 791-7560	Hall, Estill, Hardwick, Gable, Golden & Nelson, P.C. 320 South Boston, Suite 400 Tulsa, Oklahoma 74103-3708 Attn: Michael D. Cooke Telephone: (918) 594-0400 Facsimile: (918) 594-0505
     13.2 Choice of Law. This Agreement, and all rights, obligations and duties arising hereunder, and all disputes which may arise hereunder, shall be construed in accordance with, and governed by, laws of the State of Arizona, without giving effect to the conflict of laws provisions thereof.
     13.3 Limitation of Liability. The Parties hereto specifically agree that NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES for any claims related to SemStream’s sale and delivery, and Rocky Mountain’s purchase and acceptance of delivery, of Propane pursuant to the terms and conditions of this Agreement.
     13.4 Disputes Between the Parties. The Parties agree that all disputes in any way relating to, arising under, connected with or incident to this Agreement shall be litigated, if at all, exclusively in the federal or state courts of the State of Oklahoma, and, if necessary, the corresponding appellate courts. EACH PARTY WAIVES ITS RESPECTIVE RIGHT TO ANY JURY TRIAL WITH RESPECT TO ANY LITIGATION ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT.

     13.5 Assignment. This Agreement may not be assigned or transferred by either Party, directly or indirectly, in full or in part, without the advance written consent of the other Party hereto, which consent shall not be unreasonably withheld, conditioned or delayed. Assignments or transfers that have not been consented to by the non-assigning Party shall be void. In such event, the non-assigning Party shall be entitled to ignore said purported assignment and the assigning Party shall continue and remain liable on all terms, provisions and obligations of this Agreement. Alternatively, the non-assigning Party may treat such purported assignment as a breach of this Agreement and terminate this Agreement upon Notice to the assigning Party. Further, in the event of any change of control of either Party, whether by operation of law or otherwise, such Party shall promptly give Notice to the other Party. In such event, the other Party shall have the right to terminate this Agreement upon Notice to the Party experiencing a change of control at any time within fifteen (15) days after such other Party shall have received Notice of such change from the Party experiencing a change of control. The terms and conditions of this Agreement shall inure to the benefit of, and shall be binding upon, all respective permitted successors and assigns of the Parties hereto.
     13.6 Severability. If any provision of this Agreement or the application thereof is found by any court of competent jurisdiction to be invalid, illegal or unenforceable, to any extent and for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the Parties. In any event, the remainder of this Agreement and the application of such remainder shall not be affected thereby and shall be enforced to the greatest extent permitted by Law.
     13.7 Non-Waiver. The failure of either Party to enforce any provision, condition, covenant or requirement of this Agreement for any occurrence shall not be construed to be a waiver of such provision, condition, covenant or requirement unless the Party failing to enforce gives a Notice to the other Party that such failure to enforce was intended to be a waiver. No waiver by either Party of any default in the performance of any provision, condition, covenant or requirement contained herein shall be deemed to be a waiver of, or in any manner release, such other Party from performance of any other provision, condition, covenant or requirement herein contained, nor be deemed to be a waiver of the same provision, condition, covenant or requirement.
     13.8 Entire Agreement. This Agreement, together with all exhibits attached hereto, constitutes the entire agreement between the Parties relating to the subject matter hereof, and it supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, between the Parties relating to the subject matter hereof, and there are no warranties, representations, or other agreements between the Parties in connection with the subject matter hereof except as specifically set forth herein.
     13.9 Amendments. This Agreement shall not be modified or amended, in whole or in part, except by a supplemental agreement signed by both Parties.
     13.10 Facsimile Execution; Counterparts. This Agreement may be executed by exchange of facsimile signatures and may be executed in any number of counterparts, all of which together shall constitute one agreement binding on each of the Parties. Each of the Parties may sign any number of copies of this Agreement. Each signed copy shall be an original, but all of them together shall represent the same agreement.
     13.11 Headings. The Section headings used in this Agreement have been inserted only for convenience to facilitate reference and shall not be determinative in construing the meaning, effect or application of any Section or provision hereof.
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     IN WITNESS WHEREOF, the Parties have signed this Agreement as of the date first set forth above.

SEMSTREAM, L.P., by	ENERGY WEST PROPANE, INC., d/b/a
SemOperating G.P., L.L.C.,	Rocky Mountain Fuels
Its general partner	(“Rocky Mountain”)
(“SemStream”)

By:	By:

Name:	Name:

Title:	Title: